Item 27 Exhibit (d) vi.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Springfield, MA 01111-0001

EXCHANGE ENDORSEMENT

This Endorsement modifies the Certificate to which it is attached. This Endorsement became effective on the Issue Date shown on the Certificate Schedule of the Certificate. The Certificate was issued in connection with an exchange procedure offered by Massachusetts Mutual Life Insurance Company. In case of a conflict with any provision in the Certificate, the provisions of this Endorsement will control.

The Contingent Deferred Sales Charge will not be applied to exchanged amounts received under the exchange program procedure, regardless of when received under this Certificate. However, the Contingent Deferred Sales Charge will be applied to subsequent Purchase Payments received under this Certificate, including amounts received in excess of exchanged amounts under this exchange program.

Signed for Massachusetts Mutual Life Insurance Company by:

[ /s/ Christine C. Peaslee ]	[ /s/ Roger W. Crandall ]
[SECRETARY]	[PRESIDENT]

ANEND1998-06